Exhibit 4.5(b)

                         ENTERPRISE FUNDING CORPORATION
                      c/o MERRILL LYNCH MONEY MARKETS INC.
                      World Financial Center - South Tower
                               225 Liberty Street
                            New York, New York 10281


October 12, 1995


Ms. Cindy Whitaker
Performance Funding Corporation
45 North Pennsylvania Street, Lower Level
Indianapolis, Indiana 46204

Dear Cindy:

This letter is to confirm our agreement to amend the Transfer and Administration Agreement between Union Acceptance Corporation (the "Collection Agent"), Performance Funding Corporation (the "Transferor") and Enterprise Funding Corporation (the "Company") dated July 24, 1995 and as amended to date. This letter agreement shall be effective as of today.

The Transfer and Administration Agreement shall be amended as follows:

         In Section 7.1(q), the reference to "in any period of six consecutive calendar months" shall be amended to read "prior to March 31, 1996 and thereafter within any period of six consecutive calendar months following the date of the preceding Take-Out".

The Transferor hereby represents and warrants that the representations and warranties of the Transferor set forth in Section 3.1 of the Transfer and Administration Agreement are true and correct as of the date hereof (except those representations and warranties set forth therein which specifically relate to an earlier date).

All other terms and conditions of the Agreement not amended by this letter agreement shall remain unchanged and in full force and effect.



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If this letter  correctly  sets forth our  agreement,  please sign the  enclosed duplicate original and return to Michelle M. Heath, NationsBank Investment Banking, NationsBank Corporate Center, 10th Floor, Charlotte, North Carolina 28255 by October 20, 1995.

Sincerely,

ENTERPRISE FUNDING CORPORATION


By:      /s/ Thomas S. Dunstan
Name:  Thomas S. Dunstan
Title:            Vice President


Accepted and Agreed:

UNION ACCEPTANCE CORPORATION


By:      /s/ John M. Stainbrook
Name:  John M. Stainbrook
Title:            President
Date:


PERFORMANCE FUNDING CORPORATION


By:      /s/ Cynthia F. Whitaker
Name:  Cynthia F. Whitaker
Title:            Vice President and Secretary
Date:




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